Exhibit 99.2
Press Release dated July 22, 2008

For Immediate Release

THE MINT LEASING, INC.
BEGINS TRADING ON OTC BULLETIN BOARD UNDER
 NEW SYMBOL "MLES"

HOUSTON, Texas -- July 23, 2008 – The Mint Leasing, Inc. (OTC BB: MLES), which leases automobiles and fleet vehicles throughout the United States, is pleased to announce that it has successfully completed the business combination with Legacy Communications (LGCC), and the Company's name has been changed to "The Mint Leasing, Inc.".  Simultaneous with the name change, the business combination and a 1-for-20 reverse stock split have become effective.  Shares of The Mint Leasing, Inc. have commenced trading on the OTC Bulletin Board under the symbol "MLES".  Shareholders of LGCC are encouraged to contact their broker if they have any questions, as they will receive one share of MLES for each 20 shares of LGCC.  No fractional shares will be issued, as shareholders will receive cash in lieu of any fractional shares.

"Today marks an exciting new chapter for The Mint Leasing, and I look forward to leveraging the benefits of being publicly traded to expand our operations and accelerate the growth of our business," stated Jerry Parish, Founder and Chief Executive Officer of The Mint Leasing, Inc.

About The Mint Leasing, Inc.

The Mint Leasing, Inc., leases automobiles and fleet vehicles throughout the United States.  Most of its customers are located in Texas and six other states in the southeastern U.S.  The Mint Leasing's customers are primarily comprised of brand-name automobile dealers that seek to provide leasing options to their customers, many of whom would otherwise not have the opportunity to acquire a new or late-model-year vehicle.  The Mint Leasing, Inc. is responsible for underwriting criteria and procedures, administration of the leases, and collection of payments from lessees.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTC Bulletin Board under the symbol "MLES".

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties, and other risks disclosed in the Company's periodic filings with the U.S. Securities and Exchange Commission.

Contact:  R. Jerry Falkner, CFA, RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com
or
The Mint Leasing, Inc. Investor Relations at investorinfo@mintleasing.com